Exhibit 99.1

QS ENERGY CEO JASON LANE ISSUES SHAREHOLDER UPDATE

HOUSTON, TX -- (Marketwired) – 9/5/18 -- QS Energy, Inc. (the "Company" or “QS Energy”) (OTCQB: QSEP) is a developer of integrated technology solutions for the energy industry. The following is a shareholder update letter from Jason Lane, Chief Executive Officer and Chairman of the Board, QS Energy, Inc.

Dear Shareholders:

As confirmed in our Form 8-K filed with the SEC this morning, we will be holding our Annual Meeting of Shareholders on November 9, 2018. The meeting will be held at our headquarters in Tomball, Texas. We look forward to the meeting and updating you on Company status, latest developments in our technology and progress on our ongoing projects, as well as our outlook for 2019 and beyond. A brief update on some of our current projects is provided below. At our Shareholder’s Meeting, we will also be holding the election of two Class I Directors of the Board. I am happy to announce that Dr. Eric Bunting and Mr. Thomas Bundros have indicated their desire to remain on the Board as Class I Directors and will be proposed for re-election at the Shareholders’ meeting. Our Class II and Class III Directors, Gary Buchler, William Green, Don Dickson, Richard Munn, and I will remain on the Board.

Our Form 10-Q filed with the SEC on August 14, 2018 provided brief descriptions of our prospective projects in the United States, South America and Asia. I am most excited by our prospective project in the Southern United States. We crossed an important milestone on this project last week by reaching a general understanding of the project’s scope, timeline and terms, relating to the installation and demonstration of our AOT equipment. Getting to this stage has been a long process, going back more than a year working with the operator’s management and engineering staff to qualify our technology, select target installation sites, procure and test crude oil samples, develop an installation and operations timeline and reach a general understanding on the scope and terms of work to be detailed in final definitive documents. Now that we have a general understanding of terms, we have begun the process of preparing definitive documents and are targeting installation and operation late in the fourth quarter of this year. Crude oil samples provided by the pipeline operator for this project have been tested at Temple University, indicating AOT could significantly reduce viscosity of heavy crudes transported through this pipeline. Analysis of the pipeline configuration provided by the operator indicate the proposed location has excellent potential for demonstration and testing purposes. Initially, we intend to install this first midstream AOT for operations as a demonstration site utilizing equipment available in Company inventory, minimizing the cost to install and operate the demonstration project. We have sent an AOT out for hydrotesting in anticipation of installation in the next 60 to 90 days.

Although our primary focus has been devoted to the project described above, discussions continue with pipeline operators in the West Coast United States, South America and Asia.

A Company representative met with our prospective Asian customer last week. We learned at that meeting that our potential project there has been put on hold due to new management and budget constraints. Originally, we were targeting project installation in 2018. We hope to restart this project in 2019.

We also are in discussions with a West Coast operator, which runs a heavy crude gathering line that relies heavily on diluent to achieve required viscosity. This potential project could provide an excellent opportunity to demonstrate our AOT for upstream and trucking applications, targeting operations in late 2018 or early 2019.

We are also working with a number of prospective customers in South America, primarily focused on three pipeline operators in the Colombian market with operations in upstream, midstream, barge, and tanker truck applications. We have acquired our first crude oil sample, which is in transit to Temple University for testing. We are also in discussions with Colombia’s Universidad de los Andes and a local independent hydrocarbon testing laboratory to accelerate our ability to test and operate in the Colombian Market.

Once again, we thank you for your support and patience in our efforts to commercialize our AOT technology, and we look forward to providing further updates at our Shareholders’ meeting in November.

Sincerely,

Jason Lane

CEO, QS Energy, Inc.

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For further information about QS Energy, Inc., visit www.QSEnergy.com, read our SEC filings at http://ir.stockpr.com/qsenergy/all-sec-filings and subscribe to Email Alerts at http://ir.stockpr.com/qsenergy/email-alerts to receive Company news and shareholder updates.

Safe Harbor Statement

Some of the statements in this release may constitute forward-looking statements under federal securities laws. Please visit the following link for our complete cautionary forward-looking statement: http://www.qsenergy.com/site-info/disclaimer

About Applied Oil Technology

QS Energy’s patented Applied Oil Technology (AOT) is a solid-state turn-key system which uses a high volt / low amp electric field to reduce crude oil viscosity. AOT installs inline on crude oil pipelines, operates unattended without interrupting pipeline flow, with full remote monitoring and control. More information is available online at www.qsenergy.com/technology.

About QS Energy

QS Energy, Inc. (OTCQB: QSEP), develops and markets crude oil flow assurance technologies designed to deliver measurable performance improvements to pipeline operations in the midstream and upstream crude oil markets. More information is available at www.qsenergy.com.

Company Contact:

QS Energy, Inc.

Tel: +1 844-645-7737

E-mail: investor@qsenergy.com

Sales: sales@qsenergy.com

Investor Relations:

QS Energy, Inc.

Tel: +1 844-645-7737

E-mail: investor@qsenergy.com

Source: QS Energy, Inc.

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